Exhibit 99.1

                  Dragon Reports First Quarter Results of 2003

Vancouver,  BC- May 29, 2003. - Dragon  Pharmaceutical  Inc. (TSX:  DDD; OTC BB:
DRUG) announced results for the three-month period ending March 31, 2003. During the quarter, the Company posted revenues of $664,322 from the sales of rHu
Erythropoietin (EPO), which is currently approved and marketed for use in the treatment of anemia related to chronic renal failure and surgery patients in China, India, Egypt, Peru and Brazil.

Revenues of $454,347 were generated from sales in China and $209,975 from sales in other countries compared to $525,308 in China and $847,500 sales outside of China, which included one-time revenue of $700,000 bulk EPO for the same period in 2002.

The gross profit margin was 70% for the first quarter of 2003 compared to 86% for the same period in 2002 due to the fact that the Company sold some products with short-term expiry dates at a reduced price.

Operating expenses for the quarter in 2003 were $1.2 million, down from $2.2 million from the same period last year reflecting the results of our continued efforts to streamline our operations.

Net loss for the quarter in 2003 was $734,027, or $0.04 per share, compared to a loss of $937,878, or $0.05 per share, for the first quarter of 2002.

"Subsequent  to the quarter end, the Company has received  market  approval from the Chinese State Drug  Administration  (SDA) for the use of our EPO in surgical patients in China and a new dosage presentation of 6000 IU. This will expand the market opportunities for our products in the existing approved countries",  said
Dr.  Alexander  Wick,  President  of  Dragon   Pharmaceutical  Inc.  "Given  the
seasonality  nature  of the  business  which is  typically  slower  in the first quarter than the rest of the year, we are confident that the company is still on track to achieve break-even in 2003."

About Dragon Pharmaceutical
Dragon Pharmaceutical Inc. is an international biopharmaceutical corporation engaged in the discovery, development and commercialization of genetically engineered human proteins for therapeutic use. Based on its proprietary protein expression technology, Dragon believes that it has become one of the world's most competitive producers of Erythropoietin (EPO) a breakthrough drug that has revolutionized the treatment of anemia. Dragon is also applying its platform technology to the development of other generic and novel protein drugs.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private
Securities Litigation Reform Act of 1995: All statements, other than historical facts, included in the foregoing press release are forward-looking statements.
These statements are based on management's beliefs and assumptions, and on information currently available to management. Such forward looking statements include, but are not limited to, the Company's belief that it will break-even in 2003. Forward-looking statements are not guarantees of future performance. They involve risk, uncertainties and assumptions including risks discussed under "Risks Associated With Dragon Pharmaceuticals" in the Company's annual report on
Form 10-K, SEC File No.: 0- 27937, all of which are incorporated herein by reference. The Company does not undertake the obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.


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                                             SUMMARIZED CONSOLIDATED
                                            STATEMENT OF OPERATIONS*
                                         For the Quarter Ended March 31

                                                                             2003             2002
                                                                             ----             ----
                                                                             US$              US$
                                                                             ---              ---

Sales                                                                       664,322         1,372,808

Cost of sales                                                               201,282           190,524
--------------------------------------------------------------------- -------------- -----------------

Gross Profit                                                                463,040         1,182,284

Selling, general and administrative expenses                               (968,559)       (1,096,460)

Depreciation of fixed assets and
   amortization of license and permit                                      (185,299)         (181,658)

Net write off of land-use right and fixed assets                                  -            (1,225)

Research and Development expenses                                                 -          (755,572)

New market development expenses                                             (15,479)          (52,588)

Provision for doubtful accounts                                             (30,710)          (25,856)

Loan interest expense                                                        (3,460)          (40,410)

Stock-based compensation                                                          -                 -
--------------------------------------------------------------------- -------------- -----------------

Operating income / (loss)                                                  (740,467)         (971,485)

Interest income                                                               6,440            33,607
--------------------------------------------------------------------- -------------- -----------------

Net (loss) for the period                                                  (734,027)         (937,878)
===================================================================== ============== =================

(Loss) per share - basic and diluted                                          (0.04)            (0.05)
===================================================================== ============== =================

Weighted average number of common shares outstanding
  Basic and diluted                                                      20,334,000        20,331,000
===================================================================== ============== =================
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                                         SELECTED CONSOLIDATED
                                          BALANCE SHEET DATA*

                                                     March 31, 2003             March 31, 2002
                                                     --------------             --------------
                                                          US$                         US$
                                                          ---                         ---

Cash and Short-term Securities                         4,112,753                   4,935,766
Total Current Assets                                   6,265,568                   7,247,639
Total Current Liabilities                              1,537,696                   2,008,566
Total Shareholders' Equity                            10,902,484                  11,635,526
Total Assets                                          12,440,180                  13,644,092


* For greater detail, please refer to the Company's 10-QSB, which has been filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission. The full financial statements will also be available on Dragon's website at www.dragonbiotech.com. The Company's financial statements comply with U.S. GAAP (Generally Accepted Accounting Principles) and all dollar amounts are expressed in U.S. currency.